ACCOUNTANTS' CONSENT




The Board of Directors
Pediatrix Medical Group, Inc.


We consent to incorporation by reference in the Registration Statement on Form S-8 of Pediatrix Medical Group, Inc. of our report dated March 22, 1999 relating to the consolidated balance sheet of Pediatrix Medical Group, Inc. and subsidiaries as of December 31, 1998 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1998 annual report on Form 10-K of Pediatrix Medical Group, Inc.


                                                    KPMG LLP


Fort Lauderdale, Florida
April 30, 1999